EXHIBIT 3.15(a)
COLUMBIA PROPERTIES TAHOE, LLC
FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
     This First Amendment to Limited Liability Company Operating Agreement (the “Amendment”), is made and entered into as of January 3, 2007 by and among COLUMBIA PROPERTIES TAHOE, LLC, a Delaware limited liability company (the “Company”) and WIMAR OPCO, LLC (the “Member”), who agree as follows:
     1. Recitals. The parties hereto are parties to a Limited Liability Company Operating Agreement dated June 7, 2006 (the “Agreement”). The parties hereto desire to amend the Agreement in accordance with the terms of this Agreement.
     2. Amendment. Section 7 of the Agreement is hereby amended to include the following language:
“A Member’s interest in the Company may be evidenced by a certificate of limited liability company interest issued by the Company. Each such certificate shall set forth the number of Units issued and outstanding and the number of Units issued to the holder of the certificate, as of the date of the certificate, and shall be signed by an officer on behalf of the Company.”

COLUMBIA PROPERTIES TAHOE, LLC

By: Wimar OpCo, LLC
Its: Member

By: Wimar Tahoe Corporation
Its: Manager

By:	/s/ William J. Yung

Name: WILLIAM J. YUNG
Title: PRESIDENT

WIMAR OPCO, LLC

By: Wimar Tahoe Corporation
Its: Manager

By:	/s/ William J. Yung

Name: WILLIAM J. YUNG
Title: PRESIDENT